UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 27, 2007

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 27, 2007, Lennar Corporation (the “Company”) and LNR Property Corporation admitted a new partner into their LandSource Communities Development LLC (“LandSource”) joint venture. The new partner is MW Housing Partners (“MWHP”), which is co-managed by MacFarlane Partners. MWHP contributed cash and approximately 4,000 homesites totaling nearly $970 million to LandSource in exchange for a 68% interest in LandSource. The Company and LNR will each retain a 16% interest in LandSource. The homesites, which are part of an existing land bank relationship between MWHP and the Company, were contributed at current market value. The Company will retain a promote opportunity allowing it to have a disproportionate share of LandSource’s future positive net cash flow. The Company also retained options and rights of first offer to purchase property currently owned by The Newhall Land & Farming Company, LandSource’s primary investment. The transaction resulted in a cash distribution of approximately $700 million to the Company. As part of the transaction, LandSource completed a new $1.55 billion bank debt financing. The Company issued a press release on February 28, 2007 announcing the closing of this transaction, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document
99.1	Press Release issued by Lennar Corporation on February 28, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2007	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description of Document
99.1	Press Release issued by Lennar Corporation on February 28, 2007.